Exhibit 4.4
                                                                    ------------

                                                                        MAY 2001







                 STOCK OPTION PURCHASE PLAN OF SANOFI-SYNTHELABO

                             RULES OF THE 1 ST PLAN
       VOIDS THE FORMER VERSION MAILED TO THE BENEFICIARIES IN JUNE, 2000


                                   **********



                            1. Participants

                            2. Duration of the Plan

                            3. Stock Option Exercise

                            4. SALE OF SHARES

                            5. SHARE RIGHTS

                            6. OPTION PRICE ADJUSTMENT



                       Free Translation of French version
                                    May 2001

The Board of Directors of SANOFI-SYNTHELABO was authorized by a General Meeting of its Shareholders held on May 18th 1999, according to Articles L.225-177 to L.225-185 of the French Commercial Code to set up a stock option purchase plan for the whole of the SANOFI-SYNTHELABO group. By SANOFI-SYNTHELABO group we mean all companies or groupings of economic interest defined by Article L.225-180 of the aforementioned code.

Following the proposal of its Chairman, the Board of Directors had laid down the rules of the stock option purchase plan with effect from May 24, 2000.

At the time, there was some uncertainty on the tax and labour regime applicable to this plan due to a reform on the tax regime applicable to stock-options pending in Parliament. For this reason, the Board of Directors had decided on May 24, 2000, that it might change these rules at a future meeting in order to adapt them if necessary to the provisions which would be enacted.

As the law was voted by Parliament on May 2, 2001, the Board finally amended the said rules at his meeting of May 10, 2001. This text annuls and voids the version adopted by the Board at its meeting of May 24, 2000.



1.    PARTICIPANTS

      Upon the recommendation of the Chairman of SANOFI-SYNTHELABO acting upon the advice of the Remuneration Comittee, the grant of options to purchase shares of SANOFI-SYNTHELABO to a list of identified employees and the number of options granted to each such employee is approved by the Board of Directors.

      The rights granted are not transferable unless the options are exercised.



2.    DURATION OF THE PLAN

      SANOFI-SYNTHELABO's Stock Option Plan number 1 has a duration of ten years from the date of the approval of the Board of Directors on May 24, 2000. It will expire on May 24, 2010.



3.    STOCK OPTION EXERCISE

      The exercise of the options, also called "exercise of the options to acquire shares" is not allowed during the first four years following the Board of Directors' approval on May 24, 2000.

      The options can be exercised at any time between May 25, 2004 and May 24, 2010 inclusive. (To sell the shares see Item 4 below).

      Option rights cannot be exercised in case of resignation, unless otherwise decided by the General Management of the Company in exceptional cases. Revocation of option rights takes effect on the day of notice of resignation.

      Options rights cannot be exercised either in case of dismissal for serious reasons. Revocation of option rights takes effect on the day of notice of dismissal.

      The Company reserves the right to temporarily suspend the exercise of the options, in particular when there are certain changes in the capital structure of SANOFI-SYNTHELABO.



      Exceptions :

      3.1 If an employee retires or takes early retirement during the option period, at normal retirement age or earlier with the agreement of the Company, the participant keeps his/her option rights until their expiration, that is May 24, 2010.

      3.2 Notwithstanding the four-year period mentioned under Article 3, Paragraph 1, if an employee becomes disabled during the option period, and such disability meets the conditions of the second and third categories as defined by Article L.341-1 of the French Social Security Code, the participant may exercise his options. The participant keeps his/her option rights until their expiration, that is May 24, 2010.

      3.3 Notwithstanding the four-year period mentioned under Article 3, Paragraph 1, if an employee dies during the option period, his/her heirs can exercise the options during the six month period following the date of death.



4.    SALE OF SHARES

      The sale of the shares through the exercise of the options is possible from May 25, 2004 on.

      However, any participant mentioned under article 3.2 or the heirs of a participant who has died mentioned under article 3.3 above are able to sell the corresponding shares without waiting for the end of the four year holding period.

     For purely information purposes(1), participants who are tax resident in France are advised that on the basis of tax rules that will apply to the current option plan, the tax charge on the benefit arising from the exercise of the option and which is equal to the difference between the stock exchange price on the day of the exercise of the option and the exercise price, may vary according to the following two factors:

     - whether or not the shares arising from the exercise of the option have been kept for at least two years after May 24, 2004

     -    whether the benefit exceeds, or is less than, 1 million French Francs

     The attached schedule summarises the tax structure. This will be explained in greater detail in an information note to be sent to participants by the bank.


1 Each participant should seek advice on the tax regime governing the exercise of options or the sale of the shares which is applicable to him.



5.    SHARE RIGHTS

      Shares acquired as a result of the exercise of the stock-options will be entitled to the same rights and will be treated in the same manner as the Company's ordinary shares. Holders of stock-options who exercise such options between January 1 and the date upon which the dividend is declared for the prior fiscal year will be entitled to receive the dividend paid on the shares in respect of the prior fiscal year.


6.       OPTION PRICE ADJUSTMENT

      In the case of a new issuance of securities to be subscribed only by existing shareholders, or in the case of any other capital transaction which effects the situation of existing shareholders, the exercise price and the number of shares to which an option gives right will be adjusted in order to take into account such issuance or other capital transaction.

      If such a situation is covered by existing law or regulation, such law or regulation shall be applied.

      If such a situation is not covered by existing law or regulation (i.e., an issuance of securities without preferential subscription rights other than convertible or exchangeable bonds, a reduction of capital for reasons other than to cover losses), the General Meeting of Shareholders or the Board of Directors when deciding to conduct such securities issuance or other capital transaction will adopt any measures necessary to protect the rights of the holders of the stock-options, using by analogy the rules and regulations which would govern similar cases.



                                   **********


                                                                                                     SCHEDULE

-------------------------------------------------------------------------------------------------------------------------
                                        Sale (or conversion to bearer form) Sale
                                        (or conversion to bearer form) after May
                                        24, 2004 if shares held less after May
                                        24, 2004 if shares held more than 2
                                        years thereafter than 2 years thereafter
-------------------------------------------------------------------------------------------------------------------------
Benefit arising from the exercise of
the option less than or equal to 1      Subject to income tax as capital gain    Subject to income tax as capital gain
million F                               on securities (1) at rate of 30%(2)      on securities (1) at rate of 16% (2)
-------------------------------------------------------------------------------------------------------------------------
Benefit arising from the exercise       Subject to income tax as capital         Subject to income tax as capital
the option exceeding 1 million F        gain on securities (1) at rate of        gain on securities (1) at rate of

                                           -     30%(2) for the amount up to 1      -     16%(2) for the amount up to 1
                                                 million F per year                       million F per year

                                           -     40%(2) for the rest                -     30%(2) for the rest
-------------------------------------------------------------------------------------------------------------------------
Capital                                 gain on sale Subject to income tax as capital gain on securities at rate of 16% (2) (except where the annual amount of sales of securities is below the exempt ceiling)
-------------------------------------------------------------------------------------------------------------------------


(1) Except if one opts for the regime governing wages.

(2) One should add to these rates social contributions ("CSG" + "CRDS" + social deduction of 2%). The effective tax rates corresponding to the rates of 16%, 30% and 40%, become respectively 26%, 40% and 50%.